Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated May 29, 2026, relating to the consolidated financial statements and schedules of WISeSat.Space Holdings Corp. (the Company) appearing in the Company’s Form F-4 Registration Statement for the year ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Form 20-F.

BDO AG

Zurich, Switzerland

October 7, 2026

/s/ Nigel Le Masurier	/s/ Hanna-Laura Mock

BDO AG, is the Swiss member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.